EXHIBIT 99.1

MTS Systems Corporation

Executive Variable Compensation (EVC) Plan

2008 Performance Goals

The Board of Directors of MTS Systems Corporation has established the Performance Goals for the fiscal year 2008 Performance Period. They are as follows:

Earnings Per Share;

Earnings Before Interest and Taxes;

Working Capital Rate to Revenue; and

Revenue